Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-121238 on Form S-11 of our report dated August 10, 2006 relating to the statement of revenues and certain expenses for the 2111 South Industrial Park property (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in this Prospectus, which is part of the this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
August 31, 2006